EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         RESORTQUEST INTERNATIONAL, INC.

     ResortQuest   International,   Inc.  (the  "Corporation"),   a  corporation
organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Paragraph Four of the Article thereof numbered "FOURTH" so that, as amended, said Paragraph shall be and read as follows:

          "4. Conversion of the Restricted Voting Common Stock. Each share of Restricted Voting Common Stock will automatically convert into Common Stock on a share for share basis (a) in the event of a disposition of such share of Restricted Voting Common Stock by the holder thereof (other than (i) a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Section 267, 707, 318, and/or 4946 of the Internal Revenue Code of 1986) or (ii) a disposition which is a sale by a holder to Capstone Partners, L.L.C., a Delaware limited liability company ("Capstone"), Alpine Consolidated II, LLC, a Delaware limited liability company ("Alpine"), or the Corporation, or to any affiliate of Capstone, Alpine, or the Corporation), (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Corporation, or (c) in the event any person makes a bona fide offer to acquire 15% or more of the outstanding shares of Common Stock of the Corporation. After December 31, 2000, the Corporation may elect to convert any outstanding shares of Restricted Voting Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Voting Common Stock has been converted into shares of Common Stock."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders, in accordance with Section 228 of the General Corporation Law of the State of Delaware, approved the proposed Amendment to the Certificate of Incorporation by Written Consent in lieu of Special Meeting.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.


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FOURTH:  That the capital of said  corporation  shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Incorporation on behalf of the Corporation and does verify and affirm, under penalty of perjury, that this Amendment to the Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this 11th day of May, 1998.



                                                 RESORTQUEST INTERNATIONAL, INC.



                                                 BY: /s/ LEONARD A. POTTER
                                                    ----------------------------
                                                        Leonard A. Potter
                                                         Vice President